EXHIBIT (H)(6)
                          EXPENSE LIMITATION AGREEMENT

                                 DEVCAP  TRUST


     EXPENSE LIMITATION AGREEMENT, effective as of November 20, 2000, between DEVCAP Trust (the "Trust"), on behalf of the DEVCAP Shared Return Fund (the "Fund"), a separate, diversified portfolio of the Trust and Development Capital Fund ("Devcap Non-Profit").

     WHEREAS, the Trust is a business trust organized under the laws of the Commonwealth of Massachusetts and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company of the series type, and the Fund is a series of the Trust which includes the Fund as a separate non-diversified portfolio of the Trust; and

     WHEREAS, the Trust, on behalf of the Portfolio and Devcap Non-Profit have determined that it is appropriate and in the best interests of the Trust and its shareholders to maintain the expenses of the Fund, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement") in order to maintain the expense ratio for the Shares of the Fund at the level specified in Section
1.2 below; and

     NOW, THEREFORE, the parties agree that the Agreement provides as follows:

1.   Expense Limitation.
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     1.1  Applicable Expense Limit.  To the extent that the aggregate expenses
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incurred by the Fund during its fiscal year, (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940
Act), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount shall be reimbursed to the Fund by the Devcap Non-Profit. In return, Devcap Non-Profit receives the proceeds from the charitable contribution program of the Fund for its microenterprise activities.

     1.2  Operating Expense Limit.  Devcap Non-Profit reimburses the Fund for
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all expenses in excess of 1.75% of the average daily net assets of the Shares.
Therefore, the maximum Operating Expense Limit in any year with respect to the Shares of the Fund shall be 1.75% of the average daily net assets of the Shares of the Fund.

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2.   Term and Termination of Agreement.
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     2.1  This Agreement with respect to the Shares of the Fund shall continue in effect until November 29, 2001. Devcap Non-Profit will review its undertaking annually, however there is no assurance that Devcap Non-Profit will continue this reimbursement beyond the specified period.

3.   Miscellaneous.
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     3.1  Captions.  The captions in this Agreement are included for convenience
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of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     3.2  Interpretation.  Nothing herein contained shall be deemed to require
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the Trust or the Fund to take any action contrary to the Trust's Trust
Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     3.3  Definitions.  Any question of interpretation of any term or provision
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of this Agreement, including but not limited to the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


DEVELOPMENT CAPITAL FUND                 DEVCAP TRUST


By:                                      By:
   -----------------------------------       ----------------------------------
   Name:                                     Name:
        ----------------------------               ----------------------------
   Title:                                    Title:
         ---------------------------               ----------------------------

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                    APPROVAL OF EXPENSE LIMITATION AGREEMENT
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REQUESTED ACTION.

     You are being asked to consider and approve an Expense Limitation Agreement (the "Agreement") for the Devcap Trust (the "Trust").

BACKGROUND.

     The Expense Limitation Agreement will formalize the fee caps for the existing shares of the Devcap Trust (the "Fund"), a series of the Trust. The existing shares shall be designated Shares for purposes of this action. The Agreement provides that the Fund will cap expenses at the level of 1.75% of the average daily net assets of the Shares, through November 29, 2001.

     The reason for formalizing the cap pursuant to the Agreement is that the staff of the Securities and Exchange Commission has taken the position that a fund may not disclose net fees (fees paid by shareholders after waivers and reimbursements) unless there is an agreement in writing to reimburse the fees for a period of at least one year. Accordingly, in order to allow the Fund to continue to disclose net fees, as opposed to gross fees, in its Prospectus, Devcap Non-Profit proposes to enter into the Agreement with the Fund, pursuant to which the Devcap Non-Profit will agree to cap expenses at the level of 1.75% through November 29, 2001.

CONCLUSION.

     Management recommends that the Board of Trustees approve the Expense Limitation Agreement.

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AGENDA ITEM.    -- APPROVAL OF EXPENSE LIMITATION AGREEMENT
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     WHEREAS, Devcap Non-Profit has agreed to cap the expenses of the existing shares of the Fund, designated as Shares for purposes of this Reolution, at a level of 1.75% of the average daily net assets of the Shares of the Fund through and including November 29, 2001;

     WHEREAS, Devcap Non-Profit believes it is appropriate to memorialize this agreement in an Expense Limitation Agreement,

     NOW, THEREFORE, IT IS

     RESOLVED, that the Expense Limitation Agreement between Devcap Non-Profit and the Trust, with respect to the Shares of the Fund, be and hereby is, approved in substantially the form presented at the meeting.

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